Exhibit 99.1

FOR IMMEDIATE RELEASE

Sono-Tek Holds Annual Shareholders Meeting and Provides Sales Guidance for Remainder of Fiscal Year 2021

MILTON, N.Y., August 20, 2020 -- Sono-Tek Corporation (OTCQX: SOTK), the leading developer and manufacturer of ultrasonic coating systems, today announced that it held its Annual Shareholders Meeting on August 20, 2020 as a virtual meeting, due to the coronavirus. The presenters safely gathered at the Company’s headquarters in Milton, New York, and the presentation is available online at the Company’s website, http://www.sono-tek.com/investor-relations/. The results of Fiscal Year 2020, which ended on February 29, 2020, were discussed.

During the meeting, Dr. Christopher L. Coccio, Chairman and CEO, highlighted the 2020 fiscal year business performance which resulted in a more than 32% year-over-year increase in sales to $15.3 million, and a seven fold increase in net income to over $1.1 million. Dr. Coccio also noted that the recently reported fiscal first quarter of 2021 (March-May 2020), showed a 21% increase in revenue over the fiscal 2020 first quarter. The Company also expects to report revenue gains over last year’s second quarter, ending August 31st and to be reported in mid-October.

“Sono-Tek’s results this fiscal year are benefitting from the long cycle backlog that was in place prior to the impact of Covid-19. For the balance of the 2021 fiscal year, we expect a slight softening of orders from some of our market segments due to the impact of COVID-19. However, offsetting this, we disclosed the receipt of two major orders in July 2020, totaling over $3 million, half of which is anticipated to ship in fiscal year 2021. Sono-Tek has also recently applied to up-list to the NASDAQ exchange which should provide more liquidity for our common stock if our application is successful,” concluded Dr. Coccio.

Steve Harshbarger, Sono-Tek’s President, added, “Sono-Tek’s outlook remains bright. Although COVID-19 has resulted in several orders being put on hold or delayed, our growth strategy to sell higher priced full system solutions continues to be successful. Looking to the second half of the current 2021 fiscal year, we are projecting the third quarter to show modest year-over-year growth and to finish FY2021 in a strong position.”

The Company’s slide show presentation used at the annual meeting and a video presentation is available on the Company’s website at http://www.sono-tek.com/investor-relations/.

About Sono-Tek

Sono-Tek Corporation is the leading developer and manufacturer of ultrasonic coating systems for applying precise, thin film coatings to protect, strengthen or smooth surfaces on parts and components for the microelectronics/electronics, alternative energy, medical and industrial markets, including specialized glass applications in construction and automotive.

The Company’s solutions are environmentally-friendly, efficient and highly reliable, and enable dramatic reductions in overspray, savings in raw material, water and energy usage and provide improved process repeatability, transfer efficiency, high uniformity and reduced emissions.

Sono-Tek’s growth strategy is focused on leveraging its innovative technologies, proprietary know-how, unique talent and experience, and global reach to further develop microscopic coating technologies that enable better outcomes for its customers’ products and processes.

For further information, visit www.sono-tek.com.

Safe Harbor Statement

We discuss expectations regarding our future performance, such as our business outlook, in our annual and quarterly reports, press releases, and other written and oral statements. These “forward-looking statements” are based on currently available competitive, financial and economic data and our operating plans. They are inherently uncertain, and investors must recognize that events could turn out to be significantly different from our expectations. These factors include, among other considerations, general economic and business conditions; political, regulatory, tax, competitive and technological developments affecting our operations or the demand for our products; the duration and scope of the COVID-19 pandemic; the extent and duration of the pandemic’s adverse effect on economic and social activity, consumer confidence, discretionary spending and preferences, labor and healthcare costs, and unemployment rates, any of which may reduce demand for some of our products and impair the ability of those with whom we do business to satisfy their obligations to us; our ability to sell and provide our services and products, including as a result of continued pandemic related travel restrictions, mandatory business closures, and stay-at home or similar orders; any temporary reduction in our workforce, closures of our offices and facilities and our ability to adequately staff and maintain our operations resulting from the pandemic; the ability of our customers and suppliers to continue their operations as result of the pandemic, which could result in terminations of contracts, losses of revenue, and further adverse effects to our supply chain; maintenance of increased order backlog, including effects of any COVID-19 related cancellations; the imposition of tariffs; timely development and market acceptance of new products and continued customer validation of our coating technologies; adequacy of financing; capacity additions, the ability to enforce patents; maintenance of operating leverage; consummation of order proposals; completion of large orders on schedule and on budget; successful transition from primarily selling ultrasonic nozzles and components to a more complex business providing complete machine solutions and higher value subsystems; and realization of quarterly and annual revenues within the forecasted. We undertake no obligation to update any forward-looking statement.

Contact:

Stephen J. Bagley

Chief Financial Officer

Sono-Tek Corporation

info@sono-tek.com

Investor Relations:

Stephanie Prince

PCG Advisory

(646) 762-4518

sprince@pcgadvisory.com